Exhibit 5.1



                                 June 10, 1998



Circuit City Stores, Inc.
9950 Mayland Drive
Richmond, Virginia 23233-1464

                   Circuit City Stores, Inc. (the "Company")

Ladies and Gentlemen:

   You propose to file as soon as possible with the Securities and Exchange Commission a registration statement on Form S-3 (the "Registration Statement"). The Registration Statement covers (i) 32,344 shares of Circuit City Stores, Inc. -- Circuit City Group Common Stock, par value $.50 per share (the "Circuit City Group Stock"), (ii) 32,344 Rights to Purchase Preferred Stock, Series E, par value $20.00 per share, attached in equal number to the shares of Circuit City Group Stock ("Circuit City Rights"), (iii) an indeterminate number of shares of Circuit City Stores, Inc. -- CarMax Group Common Stock, par value $.50 per share (the "CarMax Group Stock") issuable upon any conversion of the shares of Circuit City Group Stock and (iv) an indeterminate number of Rights to Purchase Preferred Stock, Series F, par value $20.00 per share, attached in equal number of shares of CarMax Group Stock ("CarMax Rights").

   In rendering this opinion, we have examined such certificates of public officials, certificates of officers of the Company, documents and records of the Company (or copies of such documents and records certified to our satisfaction) and such other documents, certificates, records and papers as we have deemed necessary as a basis for such opinion. We assume for purposes of this opinion that prior to the issuance of the CarMax Group Stock upon a conversion of the Circuit City Group Stock, the Company takes all actions necessary to authorize such conversion (and the issuance of the CarMax Group Stock in connection therewith) in accordance with the Amended and Restated Articles of Incorporation of the Company, as amended. We also assume for the purposes of this opinion that at the time of such conversion, the Company has a sufficient number of authorized but unissued shares of CarMax Group Stock, and, if CarMax Rights are issuable in connection therewith, Series F Preferred Stock, respectively, to effect such conversion.

   Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

   1. The 32,344 shares of Circuit City Group Stock have been validly issued and are fully paid and nonassessable.




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Circuit City Stores, Inc.
June 10, 1998
Page 2


   2. The shares of CarMax Group Stock, when issued upon conversion of the Circuit City Stock in accordance with the Amended and Restated Articles of Incorporation of the Company, as amended, will be validly issued, fully paid and nonassessable.

   3. All corporate actions required under the laws of the Commonwealth of Virginia have been taken for the 32,344 Circuit City Rights to be validly issued.

   4. All corporate actions required under the laws of the Commonwealth of Virginia have been taken for the CarMax Rights, if and when issued upon conversion of the Circuit City Group Stock in accordance with the terms and provisions of the Rights Agreement dated April 14, 1998 between the Company and Norwest Bank Minnesota, N.A., as rights agent, to be validly issued.

   We consent to the use of this opinion as Exhibit 5.1 in the Registration Statement.

                                       Sincerely,

                                       /s/ McGuire, Woods, Battle & Boothe LLP